EXHIBIT 99.4

(Translation)
FORM OF EXERCISE OF VOTING RIGHTS To: Coca-Cola East Japan Co., Ltd.
Date of Ordinary General Meeting of Shareholders March 23, 2017	Number of voting rights votes			Number of shares held as of the record date shares

Number of voting rights votes

I hereby exercise my voting rights as indicated in the right column(by circling approval or disapproval) regarding each proposal for ordinary general meeting of shareholders to be held on March 23, 2017 (including any continuation or adjournment of the meeting).	Proposals	Indication of approval/ disapproval		One voting right is assigned to one unit of shares.
	Proposal 1	Approval	Disapproval

Request to shareholders

1.      When you attend the General Meeting of Shareholders, please submit the form of exercise of voting rights to the receptionist.

2.      If you cannot attend the General Meeting of Shareholders, please indicate your approval or disapproval in the form of exercise of voting rights and sent it to us at your earliest convenience.

3.      In Proposal 3, if you decide to make a different decision on some of the candidates, please write the candidate number of reference documents for the General Meeting of Shareholders.

4.      In Proposal 4, if you decide to make a different decision on some of the candidates, please write the candidate number of reference documents for the General Meeting of Shareholders.

	Proposal 2	Approval	Disapproval
	Proposal 3	Approval	Disapproval
Except ( )
	Proposal 4	Approval	Disapproval
Dated: , 2017		Except ( )

(Notice) If you do not indicate your approval or disapproval of a proposal, you will be considered to have approved that proposal.
Shareholder’s code number: No.
Coca-Cola East Japan Co., Ltd.